                                      EXHIBIT 11


                                 IONICS, INCORPORATED

                           COMPUTATION OF EARNINGS PER SHARE

                   (Amounts in thousands, except earnings per share)


                                                       Three Months Ended
                                                             March 31,
                                                         1997       1996
Net income                                             $ 6,972    $ 6,085

Earnings per common and common
   equivalent share:
   Weighted average number of shares
     outstanding                                        15,864     15,333

   Incremental shares for stock options
     under treasury stock method                           538        609

   Weighted average number of common and
     common equivalent shares outstanding               16,402     15,942

   Earnings per common and common
     equivalent share                                  $   .43    $   .38


Earnings per common and common equivalent share - assuming full dilution:

   Weighted average number of shares
     outstanding                                        15,864     15,333

   Incremental shares for stock options
     under treasury stock method                           538        629

   Weighted average number of common and
     common equivalent shares outstanding -
       assuming full dilution                           16,402     15,962

   Earnings per common and common
     equivalent share - assuming
       full dilution                                   $   .43    $   .38



                                         -11-
12/